Exhibit 99.1

August 5, 2009	Analyst Contact:	Dan Harrison
918-588-7950
	Media Contact:	Megan Washbourne
918-588-7572

Gerald Smith Elected to ONEOK Board of Directors

TULSA, Okla. – Aug. 5, 2009 – The board of directors of ONEOK, Inc. (NYSE: OKE) today elected Gerald B. Smith as a director, effective immediately.  Smith joins 11 other ONEOK directors on the board.

Smith, 58, is founder, chairman and chief executive officer of Smith, Graham & Company Investment Advisors, a global investment management firm with offices in Houston, Texas, and New York City.  He is and will continue to be a director of ONEOK Partners GP, the sole general partner of ONEOK Partners, L.P. and a wholly owned subsidiary of ONEOK, Inc., which owns 45.1 percent of the partnership.

“Our board and shareholders will benefit from Gerald’s business acumen, financial experience and proven leadership skills,” said David Kyle, ONEOK chairman.  “We look forward to his contributions to the ONEOK board.”

Smith is also a member of the board of directors of the Charles Schwab Family of Funds, where he serves as chairman of the investment oversight committee.  He is lead independent director and deputy chairman of Cooper Industries and a former director of the Fund Management Board of Robeco Group, Rorento, N.V. (Netherlands) and Pennzoil Corporation.  Smith earned a bachelor’s of business administration degree in finance from Texas Southern University.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company.  We are the general partner and own 45.1 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.  ONEOK is among the largest natural gas distributors in the United States, serving more than two million customers in Oklahoma, Kansas and Texas.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.  ONEOK is a Fortune 500 company.

For information about ONEOK, Inc., visit the Web site: www.oneok.com.

OKE-G

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